Exhibit 10.3

Notice of Grant of Stock Options and Non-Qualified Stock Option Agreement	META Group, Inc.

Effective 7/31/2002, you have been granted a Non-Qualified Stock Option to buy 340,000 shares of META Group, Inc. (the Company) stock at $2.5000 per share.

The total option price of the shares granted is $850,000.00.

Shares in each period will become exercisable on the date shown.

Shares	Vest Type	Full Vest	Expiration
85,000	On Vest Date	July 31, 2003	July 31, 2012
85,000	On Vest Date	July 31, 2004	July 31, 2012
85,000	On Vest Date	July 31, 2005	July 31, 2012
85,000	On Vest Date	July 31, 2006	July 31, 2012

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

/s/ John A. Piontkowski	7/31/02
META Group, Inc.	Date

/s/ Alfred J. Amoroso	8/1/02
Name: Alfred J. Amoroso	Date

META Group, Inc., a Delaware Corporation (the “Company”), hereby grants as of July 31, 2002 to you (the “Optionee”), an option to purchase shares (the “Option Shares”) of its Common Stock, $.01 par value (“Common Stock”), at the price of $2.50 per share.  The quantity of Option Shares granted and vesting schedule is defined on the cover page, hereof.  The Option Shares are granted on the following terms and conditions:

1.                                      Grant Under Second Amended and Restated 1995 Stock Plan.  This option is granted pursuant to and is governed by the Company’s Second Amended and Restated 1995 Stock Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan.  Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2.                                      Grant as Non-Qualified Option; Other Options.  This option shall be treated for federal income tax purposes as a Non-Qualified Option (rather than an incentive stock option). This option is in addition to any other options heretofore or hereafter granted to the Optionee by the Company or any Related Corporation (as defined in the Plan), but a duplicate original of this instrument shall not effect the grant of another option.

3.                                      Vesting of Option if Business Relationship Continues.

(a)  Subject to Sections 3(b) and 3(c), if the Optionee continues to serve the Company or any Related Corporation in the capacity of an employee, officer, director or consultant (such service is described herein as maintaining or being involved in a “Business Relationship with the Company”) through the dates listed under the column entitled “Full Vest” on the cover page hereof, the Optionee may exercise this option for the number of shares of Common Stock set opposite the applicable date.

(b)  In addition to the foregoing, but subject to Section 4, if, on or prior to July 31, 2003, the Optionee’s Business Relationship with the Company and all Related Corporations is terminated (x) without Cause (as defined below) or (y) by the Optionee for Good Reason (as defined below), and, in each case, the Optionee executes a separation agreement reasonably satisfactory to the Company and the Optionee which shall include a nondisparagement clause and a comprehensive release of claims (the “Separation Agreement”) and the Separation Agreement has become irrevocable, then, this option shall become exercisable for an additional number of Option Shares, if any, equal to 50% of the total number of Option Shares with respect to which this option is not yet exercisable at the time of termination of such Business Relationship with the Company.

(c)  In addition to the foregoing, but subject to Section 4, (i) if, after July 31, 2003 but prior to the expiration of this option, the Optionee’s Business Relationship with the Company and all Related Corporations is terminated (x) without Cause or (y) by the Optionee for Good Reason, and, in each case, the Optionee executes the Separation Agreement and the Separation Agreement has become irrevocable, or (ii) immediately prior to a Change of Control (as defined below) consummated after July 31, 2003 but prior to the expiration of this option, then, only upon the first of (i) or (ii) to occur, this option shall become exercisable for an additional number of Option Shares, if any, equal to 50% of the total number of Option Shares with respect to which this option is not yet exercisable at the time of termination of such Business Relationship with the Company or immediately prior to such Change of Control, as the case may be; provided, however, that in the event that the acceleration set forth in this Section 3(c) occurs due to a Change of Control under subsection (ii) above and Optionee’s Business Relationship with the Company and all Related Corporations is terminated without Cause or by the Optionee for Good Reason within the three months following the Change of Control and the Optionee executes the Separation Agreement and the Separation Agreement has become irrevocable, this option shall then become exercisable for an additional number of Option Shares, if any, equal to 25% of the total number of Option Shares with respect to which this option was not yet exercisable immediately prior to the Change of Control (for avoidance of doubt, the effect of this proviso shall be to give Optionee 75% of his unvested options in such instance).

(d)  Notwithstanding the foregoing, in accordance with and subject to the provisions of the Plan, the Committee may, in its discretion, further accelerate the date that any installment of this Option becomes exercisable.  The foregoing rights are cumulative and (subject to Sections 4 or 5 hereof if the Optionee ceases to maintain a Business Relationship or be involved with the Company and all Related Corporations) may be exercised up to and including the date that is ten years from the date this option is granted.

(e)  “Change of Control” shall mean:  the consummation of (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company, as determined by the Board in its sole discretion.

4.                                      Termination of Business Relationship.

(a)                                  Termination Other than for Cause:  If the Optionee’s Business Relationship with the Company and all Related Corporations is terminated, other than by reason of death, disability or dissolution as defined in Section 5 or termination for Cause as defined in Section 4(c), no further installments of this option shall become exercisable, and this option shall terminate (and may no longer be exercised) after the passage of 90 days from the date the Business Relationship ceases, but in no event later than the scheduled expiration date.  In such a case, the Optionee’s only rights hereunder shall be those that are properly exercised before the termination of this option.

(b)                                  Termination for Cause or Breach:  Notwithstanding the provisions of Sections 3 or 4, if the Optionee’s Business Relationship with the Company is terminated for Cause (as defined in Section 4(c)) or Optionee breaches his obligations under the Employment Agreement between the Company and Optionee dated as of July 31, 2002 (the “Employment Agreement”), the Separation Agreement or the Noncompetition Agreement (as defined in the Employment Agreement), this option shall terminate upon the Optionee’s receipt of written notice of such termination or breach and shall thereafter not be exercisable to any extent whatsoever.

(c)                                  Definition of Cause: Any one or more of the following events or conditions shall constitute “Cause”: (i) the substantial, continuing and knowing failure of Optionee to render services to the Company or any Related Corporation in accordance with the terms or requirements of Optionee’s Business Relationship with the Company; (ii)  gross negligence, willful misconduct, or breach of fiduciary duty to the Company or any Related Corporation, or disloyalty or dishonesty (which disloyalty or dishonesty results in direct or indirect material loss, damage or injury to the Company or any Related Corporation); (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company or any Related Corporation that results in direct or indirect material loss, damage or injury to the Company or any Related Corporation; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any Related Corporation; (vi) the commission of an act which constitutes unfair competition with the Company or any Related Corporation or which induces any customer or supplier to breach a contract with the Company or any Related Corporation; or (vii) material breach of the Employment Agreement or the Noncompetition Agreement.  Notwithstanding the foregoing, Cause shall not occur pursuant to clauses (i), (iv) and (vii) (but as to (vii) only with respect to material breaches of the Employment Agreement) unless Optionee fails, within 30 days after receipt of written notice from the Company specifying the event or condition giving rise to Cause, to cure such event or condition, if capable of cure.

(d)                                  “Good Reason” shall mean a termination by Optionee of the Employment Agreement and his Business Relationship with the Company after he gives written notice to the Company within thirty (30) days following the date on which he learns of the occurrence, without his prior written consent, of any of the following events during the Term (as defined in the Employment Agreement), which notice specifies the nature of such event, and the Company fails to cure such event within thirty (30) days following receipt of such notice from Optionee:  (a) the failure of the Company to continue Optionee in the position of Chief Executive Officer, except where such failure is for Cause or due to Optionee’s Disability or death; (b) a material diminution in the nature or scope of Optionee’s responsibilities, duties or authority; provided, however, that the assignment to others of the duties or responsibilities of Optionee while Optionee is out of work due to a Disability, leave of absence or vacation, shall not constitute such a diminution; (c) any reduction in Optionee’s Base Salary (as defined in the Employment Agreement; (d) a breach by the Company of any of its material obligations to Optionee under the Employment Agreement; or (e) the relocation of the Company’s principal office to a location more than 50 miles from Stamford, Connecticut, unless such location is 50 miles or less from Optionee’s residence after the Relocation (as defined in the Employment Agreement).

5.                                      Death; Disability; Dissolution.

(a)                                  Death:  If the Optionee dies while involved in a Business Relationship with the Company, the Optionee’s estate, personal representative or beneficiary to whom this option has been assigned pursuant to Section 9 hereof may exercise this option, to the extent this option is otherwise exercisable on the date of the Optionee’s death, at any time within 180 days after the date of death, but not later than the scheduled expiration date.

(b)                                  Disability:  If the Optionee’s Business Relationship with the Company is terminated by reason of his disability (as defined in the Plan), this option may be exercised, to the extent otherwise exercisable on the date the Business Relationship was terminated, at any time within 180 days after such termination, but not later than the scheduled expiration date.

(c)                                  Effect of Termination:  At the expiration of such 180-day period provided in paragraph (a) or (b) of this Section 5 or the scheduled expiration date, whichever is the earlier, this option shall terminate (and shall no longer be exercisable) and the only rights hereunder shall be those as to which the option was properly exercised before such termination.

6.                                      Partial Exercise.  This option may be exercised in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and cash in lieu of a fractional share must be paid, in accordance with Paragraph 13(G) of the Plan, to permit the Optionee to exercise completely such final installment.  Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Optionee in accordance with the terms hereof.

7.                                      Payment of Price.

(a)                                  Form of Payment:  The option price shall be paid in the following manner:

(i)                                     in cash or by check;

(ii)                                  subject to paragraph 7(b) below, by delivery of shares of the Company’s Common Stock having a fair market value (as determined by the Committee) equal as of the date of exercise to the option price;

(iii)                               by delivery of an assignment satisfactory in form and substance to the Company of a sufficient amount of the proceeds from the sale of the Option Shares and an instruction to the broker or selling agent to pay that amount to the Company; or

(iv)                              by any combination of the foregoing.

(b)                                  Limitations on Payment by Delivery of Common Stock:  If the Optionee delivers Common Stock held by the Optionee (“Old Stock”) to the Company in full or partial payment of the option price, and the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Optionee and the Company, an equivalent number of Option Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Optionee paid for the Option Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by this Agreement.  Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company unless such Common Stock has been owned by the Optionee free of any substantial risk of forfeiture for at least six months.

(c)                                  Permitted Payment by Recourse Note:  In addition, if this paragraph is initialed below by the person signing this Agreement on behalf of the Company, the option price may be paid by delivery of the Optionee’s three-year personal recourse promissory note bearing interest payable not less than annually at the applicable Federal rate, as defined in Section 1274(d) of the Code.

(initials)

8.                                      Method of Exercising Option.  Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate.  Such notice shall state the election to exercise this option and the number of Option Shares for which it is being exercised and shall be signed by the person or persons so exercising this option.  Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received.  Such certificate or certificates shall be registered in the name of the person or persons so exercising this option (or, if this option is exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship).  If any person or persons other than the Optionee exercises this option pursuant to Section 5 hereof, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option.

9.                                      Option Not Transferable.  This option is not transferable or assignable except by will or by the laws of descent and distribution or pursuant to a valid domestic relations order.  Except as set forth in the preceding sentence, during the Optionee’s lifetime, only the Optionee may exercise this option.

10.                               No Obligation to Exercise Option.  The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.

11.                               No Obligation to Continue Business Relationship.  Neither the Plan, this Agreement, nor the grant of this option imposes any obligation on the Company or any Related Corporation to continue to maintain a Business Relationship with the Optionee.

12.                               No Rights as Stockholder until Exercise.  The Optionee has no rights as a stockholder with respect to the Option Shares until such time as the Optionee has exercised this option by delivering a notice of exercise and has paid in full the purchase price for the number of shares for which this option is to be so exercised in accordance with Section 8.  Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

13.                               Capital Changes and Business Successions.  The Plan contains provisions covering the treatment of options in a number of contingencies such as stock splits and mergers.  Provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

14.                               Withholding Taxes.  If the Company or any Related Corporation in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this option, the Optionee hereby agrees that the Company or any Related Corporation may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax; provided, however, that prior to any such withholding the Optionee shall be given an opportunity to make alternative arrangements for the provision of such tax amounts to the Company.  At the discretion of the Company or Related Corporation, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this option.  The Optionee further agrees that, if the Company or Related Corporation does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company or Related Corporation, the Optionee shall make reimbursement on demand, in cash, for the amount underwithheld.

15.                               Lock-up Agreement.  The Optionee agrees that in connection with an underwritten public offering of Common Stock, upon the request of the Company or the principal underwriter managing such public offering, this Option and the Option Shares may not be sold, offered for sale or otherwise disposed of without the prior written consent of the Company or such underwriter, as the case may be, for at least 270 days after the effectiveness of the Registration Statement filed in connection with such offering, or such longer period of time as the Board of Directors may determine if all of the Company’s directors and officers agree to be similarly bound.  The lock-up agreement established pursuant to this paragraph 15 shall have perpetual duration.

16.                               Arbitration.  Any dispute, controversy, or claim arising out of, in connection with, or relating to the performance of this Agreement or its termination shall be settled by arbitration in the State of Connecticut, pursuant to the rules then pertaining of the American Arbitration Association.  Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

17.                               Provision of Documentation to Optionee.  By signing this Agreement the Optionee acknowledges receipt of a copy of this Agreement and a copy of the Plan.

18.                               Miscellaneous.

(a)  Notices:  All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below.  The addresses for such notices may be changed from time to time by written notice given in the manner provided for herein.

(b)  Entire Agreement; Modification:  This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.  This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)  Severability:  The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(d)  Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 9 hereof.

(e)  Governing Law:  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.  The preceding choice of law provision shall apply to all claims, under any theory whatsoever, arising out of the relationship of the parties contemplated herein.